CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated February 10, 2003 on the balance sheet of Golden Grain Energy, LLC as of December 31, 2002, and the related statements of operations, changes in members’ equity and cash flows for the period from inception (March 18, 2002) to December 31, 2002 in the Pre-Effective Amendment No. 2 to Form SB-2 Registration Statement of Golden Grain Energy, LLC dated on or about April 1, 2003, and to the reference to our firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.Certified Public Accountants

Minneapolis, Minnesota
April 1, 2003